                                                                                                                                    Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Louis Lipschitz (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys “R” Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

TOYS “R” US ANNOUNCES 2003 FOURTH QUARTER AND FISCAL YEAR RESULTS

-- Toys “R” Us and Office Depot Announce Deal for 124 Kids “R” Us Stores--

WAYNE, NEW JERSEY, March 3, 2004- Toys “R” Us, Inc. today announced results for its fourth quarter and fiscal year ended January 31, 2004.  Toys “R” Us, Inc. and Office Depot, Inc. also announced today that they have reached an agreement under which Office Depot will acquire 124 of the former Kids “R” Us stores for $197 million in cash plus the assumption of lease payments and other obligations.

Total sales for the fourth quarter of 2003 were $4.94 billion, up 1.4% from $4.87 billion for the fourth quarter of 2002.  Excluding the impact of currency translation, total sales were $4.76 billion for the fourth quarter of 2003.  For the fiscal year ended January 31, 2004, sales in U.S. dollars were $11.57 billion this year, up 2.3% (and decreased 0.6% excluding currency translation) from last year’s $11.31 billion.

The company reported net earnings of $144 million, or $0.67 per share, for the fourth quarter of 2003, compared with net earnings of $278 million, or $1.30 per share, for the fourth quarter of 2002.  For the year ended January 31, 2004, the company reported net earnings of $88 million or $0.41 per share versus net earnings of $229 million, or $1.09 per share for 2002.  Consolidated net earnings excluding the impact of currency translation were $130 million for the fourth quarter and $78 million for the year.  (All per share figuresrefer to diluted per share amounts.)

Operating earnings for the fourth quarter of 2003 were $259 million versus $462 million for the prior year comparable quarter.  For the year ended January 31, 2004, operating earnings were $262 million compared with $471 million for 2002.

Results for the fourth quarter and fiscal year of 2003 were substantially affected by charges associated with the previously announced decision to close the 146 free-standing Kids “R” Us stores and the 36 free-standing Imaginarium stores as well as by the impact of provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16).  Both of these factors are discussed in further detail later in this press release, and pages 7-8 of this release show financial results inclusive and exclusive of EITF 02-16.

Balance Sheet and Inventory Management

The company ended the fourth quarter of 2003 with $2 billion in cash and cash equivalents.  On February 13, 2004, $506 million of this cash was used to pay off a maturing Eurobond including accrued interest.  This Eurobond represented the company’s last significant debt maturity until July 2006 when a $250 million bond issue matures.

Net capital expenditures were $264 million in 2003, well below the company’s $348 million ($324 million net of accelerated depreciation related to store closings) depreciation expense.   In 2003, cash flow from operations net of capital expenditures (free cash flow) was $533 million, up substantially from $176 million in 2002.  Approximately $60 million of the 2003 cash flow was generated by the closing of the free-standing Kids “R” Us and Imaginarium stores, partially as a result of successful liquidation sales conducted during the fourth quarter.

At year-end, total inventories, excluding the impact of currency translation, were down 5.7% versus last year, and down 2.0% excluding the impact of reduced inventory at Kids “R” Us.  U.S. toy store inventories were down $43 million, or 3.1% including the impact of EITF 02-16.

John Eyler, Chairman and Chief Executive Officer, said, “While we were disappointed in the sales and earnings performance of our U.S. toy stores in 2003, we were pleased with the record performance of our Babies “R” Us, International and Toysrus.com divisions.  Our discipline in inventory management was also excellent throughout 2003.

“We completed ourthree-year plan to term out debt, pre-fund the company’s 2004 maturities, and reduce our dependence on the more volatile short-term debt markets in the fall of 2003.  These efforts contributed to our strong year-end balance sheet and ample liquidity.  Our annual cash flow and year-end cash balances surpassed our expectations as a result of improved working capital management and increased operational discipline as well as the better than expected results of the Kids “R” Us liquidation sales.  Our solid financial footing gives us increased flexibility as we conduct our strategic evaluation of our company and its assets.”

Business Segment Performance

In the U.S. Toy Store division, comparable store sales decreased 5.1% for the fourth quarter of 2003.  This decrease was primarily attributable to the video game business, which declined 22% versus last year’s fourth quarter.  Operating earnings for the fourth quarter of 2003 were $164 million versus $268 million in the fourth quarter of 2002.  Operating earnings for the year ended January 31, 2004 were $119 million versus operating earnings of $275 million for 2002.  Excluding the impact of EITF 02-16, operating earnings were $150 million for the year ended January 31, 2004.

In the International division, comparable toy store sales in local currencies were flat during the fourth quarter of 2003 following a 4.7% gain last year in the fourth quarter.  Operating earnings were $170 million for the fourth quarter of 2003 compared to $157 million in 2002.  Excluding the impact of EITF 02-16, operating earnings for the fourth quarter were $179 million this year.  Operating earnings for fiscal 2003 were $173 million versus $160 million in 2002. Excluding the impact of EITF 02-16 for the year ended January 31, 2004, operating earnings were $188 million, an improvement of 17.5% over2002.  Excluding the impact of currency translation, total sales were $1.1 billion or down 0.9% for the quarter and $2.2 billion for 2003, up 1.6%.  Operating earnings, excluding the impact of EITF 02-16 and currency translation, were $154 million for the quarter, down 1.9% from 2002.  For the year, operating earnings excluding the impact of EITF 02-16 and currency translation were $166 million, a 3.8% increase over 2002.

The Babies “R” Us business posted an 8.9% increase in total sales, a 2.9% increase in comparable store sales and a 15% increase in operating earnings to $46 million from $40 million for the fourth quarter of 2002.  EITF 02-16 had no impact on operating earnings for the quarter.  Annual operating earnings were $202 million, up from $174 million in 2002.  Excluding the impact of EITF 02-16, operating earnings for 2003 were $206 million.  Sixteennew Babies “R” Us stores opened during 2003.  Approximately 20 additional new store openings, along with additional store renovations, are planned this year.

At Toysrus.com, fourth quarter 2003 sales totaled $198 million, an increase of 2.6% from 2002 sales of $193 million; however, fourth quarter sales increased 8.4% from last year after adjusting for the sale of Toysrus.com Japan to Toys “R” Us Japan during the third quarter of 2003.  Sales for fiscal 2003 rose 10.6% to $376 million from $340 million in 2002.  Fiscal 2003 sales increased 12.8% after adjusting for Toysrus.com Japan.  Operating earnings for the fourth quarter of 2003 increased to $4 million from $3 million in 2002.  For the year ended January 31, 2004, the operating loss was $18 million versus an operating loss of $37 million for the comparable period in 2002.

The Kids “R” Us business reported sales of $130 million for the fourth quarter of 2003, up from $103 million in the prior year quarter.  Total sales for 2003 were $423 million, down from $454 million for 2002.  Operating losses at Kids “R” Us increased to $65 million for the year, up from $26 million in 2002.  This year’s operating results include costs associated with the decision to cease operations in the free-standing Kids “R” Us stores, as discussed below.  These costs include liquidation related markdowns ($49 million) and accelerated depreciation ($24 million) but do not include restructuring charges.

Closing of Free-standing Kids “R” Us and Imaginarium Stores

On November 17, 2003, the company announced plans to close the 146 free-standing Kids “R” Us and the 36 free-standing Imaginarium stores as well as three distribution centers that supported these stores.  The majority of these facilities were closed on or before January 31, 2004. In conjunction with these actions, the company estimated it would incur restructuring and other charges totaling approximately $280 million pre-tax; however, the amount of this charge was preliminary and subject to change, pending the outcome of negotiations with vendors, landlords and other third parties.

Toys “R” Us, Inc. and Office Depot, Inc. today announced an agreement under which Office Depot will acquire 124 of the former Kids “R” Us stores for $197 million in cash plus the assumption of lease payments and other obligations.  The 124 stores include properties owned by Toys “R” Us, Inc. as well as stores with ground or operating leases.  This transaction is expected to close in phases over the next several months.

“We are very pleased to be selling the majority of the former Kids “R” Us locations to Office Depot,” commented John Eyler.  “Overall, the activities related to the closing of our 146 free-standing Kids “R” Us stores including reduced receipt flow, the inventory liquidation and the disposition of real estate, are progressing extremely well.  This transaction with Office Depot largely completes the disposition of the Kids “R Us real estate portfolio.  As previously discussed, we have set aside 14 stores for conversion to Babies “R” Us over the next two years.  In addition, 5 of the Kids “R” Us stores had leases that ended on January 31, 2004.  Thus, only 3 leased stores remain and all of these leases expire in less than 48 months.  These actions put us well ahead of our original schedule and frees up resources that will be refocused on our company’s strategic evaluation.”

All 36 Imaginarium stores have been closed and roughly half of the leases have been terminated with the remaining lease terminations under negotiation.

The company recorded costs and charges of $158million in the fourth quarter of 2003 primarily for the closing of the free-standing Kids “R” Us and Imaginarium stores.  These costs and charges include $49 million of inventory markdowns recorded in cost of goods sold, as well as $24 million of depreciation that was accelerated through the closing periods.  Additional charges of approximately $10 million are expected to be recorded primarily during the firstquarter of 2004.  These total charges of approximately $168 million are significantly below the company’s preliminary estimate of $280 million primarily as a result of the favorable disposition of the Kids “R” Us real estate portfolio.

Mr. Eyler continued, “We are well on our way to exiting the Kids “R” Us business, and, to date, have successfully generated substantial cash from store closing activities.  We anticipate that we will generate even more cash in 2004 when we receive payment from Office Depot, Inc. for the sale of the Kids “R” Us real estate.”

Update on Company’s Strategic Evaluation

“As we indicated on January 8, 2004, the company and the Board of Directors are currently in the process of conducting a thorough strategic evaluation of all of our assets and operations to determine the optimal configuration and use of these resources.  We have retained Credit Suisse First Boston LLC as our financial advisor to assist us in this process, and we have also retained real estate and other experts to provide appraisals of our real estate assets and other holdings,” Mr. Eyler said.

“We are undertaking this strategic evaluation from a position of strength.  The company’s balance sheet is stronger today than it has been in many years and our liquidity is outstanding.  Our Babies “R” Us and International divisions are healthy and vibrant.  Toysrus.com has made enormous progress in the past few years and is approaching annual profitability.  Although the U.S. toy stores have not performed as well as we had hoped, the division remains profitable and continues to generate significant amounts of cash.”

“The fact-finding phase of the evaluation is well underway.  We are committed to an exhaustive and thorough review of all of the assets of the corporation including all real estate.  Once we have gathered all of the necessary valuations and other relevant information, management will begin a process of reviewing all of the strategic alternatives and make its recommendations to the Board.  We anticipate that this process will take a number of additional months of work,” Mr. Eyler concluded.

Implementation of Emerging Issues Task Force Issue No. 02-16 “Accounting by a Customer
(Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16)

The company commenced implementation of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16) during the first quarter of 2003 and continued this implementation during the year.  The provisions of EITF 02-16 unfavorably impacted the company’s fourth quarter 2003 results by $6 million, net of tax, or by $0.02 per share, and negatively impacted results for the year ended January 31, 2004 by $32 million, net of tax, or $0.15 per share.  EITF 02-16 has no impact on the company’s cash flows.

Excluding the impact of EITF 02-16, operating earnings for the fourth quarter of 2003 would have been $269 million compared to last year’s $462 million.  For this fiscal year, operating earnings, excluding EITF 02-16, would have been $312 million versus $471 million for 2002.  Again, excluding the impact of EITF 02-16, net earnings for the fourth quarter would have been $150 million and earnings per share would have been $0.69, compared to net earnings of $278 million and earnings per share of $1.30 for the fourth quarter of 2002.  The net earnings for the year would have been $120 million or $0.56 per share excluding EITF 02-16, versus net earnings of $229 million or $1.09 per share for the prior year.

For a more detailed discussion of EITF 02-16, please refer to the company’s first quarter press release dated May 19, 2003 or to pages 7, 11-12, and 19-20 of the company’s Form 10-Q for the quarter ended May 3, 2003 as well as the company’s Form 10-Qs for the quarters ended August 2, 2003 and November 1, 2003.

References to “2003” or “2002” herein are to our fiscal years ended January 31, 2004 and February 1, 2003, respectively.

Toys “R” Us, one of the world’s leading retailers of toys, baby products, and children’s apparel currently sells merchandise through 1,500 stores worldwide: 681 toy stores in the United States; 574 international toy stores, including licensed and franchise stores; 199 Babies “R” Us stores, 42 Kids “R” Us stores and 4 Geoffrey stores, and through its Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com and www.sportsrus.com.

Fourth quarter ended:	01/31/2004	02/01/2003
Net sales	$4,937,000,000	$4,869,000,000
Operating earnings	$259,000,000	$462,000,000
Earnings before income taxes	$226,000,000	$439,000,000
Net earnings	$144,000,000	$278,000,000
Basic earnings per share	$0.67	$1.31
Diluted earnings per share	$0.67	$1.30
Average basic shares outstanding	213,600,000	212,500,000
Average diluted shares outstanding	216,000,000	214,400,000

Fiscal year ended:	01/31/2004	02/01/2003
Net sales	$11,566,000,000	$11,305,000,000
Operating earnings	$262,000,000	$471,000,000
Earnings before income taxes	$138,000,000	$361,000,000
Net earnings	$88,000,000	$229,000,000
Basic earnings per share	$0.41	$1.10
Diluted earnings per share	$0.41	$1.09
Average basic shares outstanding	213,300,000	207,600,000
Average diluted shares outstanding	215,600,000	209,600,000

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in millions, except per share information)
(unaudited)

	FOURTH QUARTER ENDED
	January 31, 2004, as reported	Adjustments	January 31, 2004, excluding impact of EITF 02-16	February 1, 2003, as reported
Net sales	$4,937	$-	$4,937	$4,869
Cost of sales	3,487	83	3,570	3,437

Gross margin	1,450	(83)	1,367	1,432

Selling, general and administrative expenses	997	(93)	904	889
Depreciation and amortization	109	-	109	81
Restructuring and other charges	85	-	85	-

Total operating expenses	1,191	(93)	1,098	970

Operating earnings	259	10	269	462

Interest expense - net	(33)	-	(33)	(23)

Earnings before income taxes	226	10	236	439
Income taxes	82	4	86	161

Net earnings	$144	$6	$150	$278

Basic earnings per share	$0.67	$0.03	$0.70	$1.31

Diluted earnings per share	$0.67	$0.02	$0.69	$1.30

Average basic shares outstanding	213.6		213.6	212.5

Average diluted shares outstanding	216.0		216.0	214.4

Note:  The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).  To help investors better understand how this impacted our results, we have adjusted our 2003 results, as reported, to a non-GAAP presentation to be comparable with our 2002 results, as previously reported.

In addition to the restructuring and other charges of $85 million above, cost of sales includes markdowns of $49 million, and depreciation and amortization includes $24 million of accelerated depreciation, in the fourth quarter and the fiscal year ended January 31, 2004, resulting from the closing of the free-standing Kids “R” Us and Imaginarium stores.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in millions, except per share information)
(unaudited)

	FISCAL YEAR ENDED
	January 31, 2004, as reported	Adjustments	January 31, 2004, excluding impact of EITF 02-16	February 1, 2003, as reported
Net sales	$11,566	$-	$11,566	$11,305
Cost of sales	7,849	175	8,024	7,799

Gross margin	3,717	(175)	3,542	3,506

Selling, general and administrative expenses	3,022	(225)	2,797	2,718
Depreciation and amortization	348	-	348	317
Restructuring and other charges	85	-	85	-

Total operating expenses	3,455	(225)	3,230	3,035

Operating earnings	262	50	312	471

Interest expense - net	(127)	-	(127)	(110)
Gain from sale of Toysrus.com - Japan	3	-	3	-

Earnings before income taxes	138	50	188	361
Income taxes	50	18	68	132

Net earnings	$88	$32	$120	$229

Basic earnings per share	$0.41	$0.15	$0.56	$1.10

Diluted earnings per share	$0.41	$0.15	$0.56	$1.09

Average basic shares outstanding	213.3		213.3	207.6

Average diluted shares outstanding	215.6		215.6	209.6

Common shares outstanding at end of period	213.6		213.6	212.5

Note:  The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).  To help investors better understand how this impacted our results, we have adjusted our 2003 results, as reported, to a non-GAAP presentation to be comparable with our 2002 results, as previously reported.

In addition to the restructuring and other charges of $85 million above, cost of sales includes markdowns of $49 million, and depreciation and amortization includes $24 million of accelerated depreciation, in the fourth quarter and the fiscal year ended January 31, 2004, resulting from the closing of the free-standing Kids “R” Us and Imaginarium stores.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(unaudited)

	FOURTH QUARTER ENDED
	January 31, 2004, as reported	Adjustments	January 31, 2004, excluding impact of EITF 02-16	February 1, 2003, as reported
Net sales
Toys “R” Us - U.S.	$2,960		$2,960	$3,123
Toys “R” Us - International	1,234		1,234	1,069
Babies “R” Us	415		415	381
Toysrus.com	198		198	193
Kids “R” Us	130		130	103

Total	$4,937		$4,937	$4,869

Operating earnings / (loss)
Toys “R” Us - U.S.	$164	$1	$165	$268
Toys “R” Us - International	170	9	179	157
Babies “R” Us	46	-	46	40
Toysrus.com, net of minority interest	4	-	4	3
Kids “R” Us (1)	(47)	-	(47)	(14)
Other (2)	7	-	7	8
Restructuring and other charges	(85)	-	(85)	-

Operating earnings	259	10	269	462

Interest expense - net	(33)	-	(33)	(23)

Earnings before income taxes	$226	$10	$236	$439

(1) - Includes markdowns of $49 million and accelerated depreciation of $24 million related to the closing of all stores.

(2) - Includes corporate expenses, the operating results of the ToyBox division, and the equity in net earnings of Toys - Japan.

Note:  The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).   To help investors better understand how this impacted our results, we have adjusted our 2003 results, as reported, to a non-GAAP presentation to be comparable with our 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(unaudited)

	FISCAL YEAR ENDED
	January 31, 2004, as reported	Adjustments	January 31, 2004, excluding impact of EITF 02-16	February 1, 2003, as reported
Net sales
Toys “R” Us - U.S.	$6,476		$6,476	$6,755
Toys “R” Us - International	2,528		2,528	2,161
Babies “R” Us	1,763		1,763	1,595
Toysrus.com	376		376	340
Kids “R” Us	423		423	454

Total	$11,566		$11,566	$11,305

Operating earnings / (loss)
Toys “R” Us - U.S.	$119	$31	$150	$275
Toys “R” Us - International	173	15	188	160
Babies “R” Us	202	4	206	174
Toysrus.com, net of minority interest	(18)	-	(18)	(37)
Kids “R” Us (1)	(65)	-	(65)	(26)
Other (2)	(64)	-	(64)	(75)
Restructuring and other charges	(85)	-	(85)	-

Operating earnings	262	50	312	471

Interest expense - net	(127)	-	(127)	(110)
Gain from sale of Toysrus.com - Japan	3	-	3	-

Earnings before income taxes	$138	$50	$188	$361

(1) - Includes markdowns of $49 million and accelerated depreciation of $24 million related to the closing of all stores.

(2) - Includes corporate expenses, the operating results of the ToyBox division, and the equity in net earnings of Toys - Japan.

Note:  The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).   To help investors better understand how this impacted our results, we have adjusted our 2003 results, as reported, to a non-GAAP presentation to be comparable with our 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	January 31, 2004	February 1, 2003

 ASSETS

Cash and cash equivalents	$2,003	$1,023
Restricted cash	-	60
Merchandise inventories	2,123	2,190
Other current assets	395	293

Total current assets	4,521	3,566

Property and equipment, net	4,743	4,763
Goodwill, net	348	348
Other assets	614	720

Total Assets	$10,226	$9,397

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term borrowings	$-	$-
Accounts payable	991	896
Income taxes payable	231	279
Accrued expenses and other current liabilities	901	824
Current portion of long-term debt	657	379

Total current liabilities	2,780	2,378

Long-term debt	2,349	2,139
Other non-current liabilities	866	837
Minority interest in Toysrus.com	9	13

Total stockholders’ equity	4,222	4,030

Total Liabilities and Stockholders’ Equity	$10,226	$9,397

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS
(in millions)
(unaudited)

	FISCAL YEAR ENDED
	January 31, 2004	February 1, 2003
Cash Flows from Operating Activities

Net earnings	$88	$229
Depreciation and amortization	348	317
Deferred income taxes	43	99
Restructuring and other charges	81	-
Other non-cash items	(17)	(33)
Changes in merchandise inventories	104	(100)
Changes in accounts payable, accrued expenses and other liabilities	111	112
Changes in other operating assets and liabilities	39	(50)

Net cash from operating activities	797	574

Cash Flows from Investing Activities

Capital expenditures, net	(264)	(398)
Reduction in cash due to deconsolidation of Toysrus.com - Japan	(1)	-

Net cash used by investing activities	(265)	(398)

Cash Flows from Financing Activities

Short-term debt borrowings, net	-	-
Long-term debt borrowings	792	548
Long-term debt repayment	(370)	(141)
Proceeds from issuance of stock and contracts to purchase stock	-	266
(Decrease) / increase in restricted cash	60	(60)

Net cash from financing activities	482	613

Effect of exchange rate changes on cash and cash equivalents	(34)	(49)

Cash and Cash Equivalents

Net increase during period	980	740
Beginning of period	1,023	283

End of period	$2,003	$1,023

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